Exhibit 99.2

AD VALOREM DUTY PAID
ASST. COLLECTOR

INSTRUMENT OF TRANSFER

STAMP DUTY -3.3.20 HONG KONG

HONG KONG 00005.00 STAMP DUTY PAID

HK XU DING CO., LIMITED
香港旭鼎有限公司

STAMP OFFICE

I/We, 香港匯新有限公司

of RM 1605 HO KING COMM CTR 2-16 FA YUEN ST MONGKOK KLN, HONG KONG

in consideration of the sum of HKD9,500.00

paid to me/us by (name) 周萍

(occupation) MERCHANT

of (address) 中國成都市武侯區人民南路四段 51 號 3 棟 1 單元 501 號

(hereinafter "the said Transferee")

do hereby transfer to the said Transferee the *9,500* Ordinary share(s)

numbered

standing in my/our name in the register of:-

HK XU DING CO., LIMITED
香港旭鼎有限公司

to hold unto the said Transferee his/her/its Executors, Administrators or Assigns, subject to the several conditions upon which I/we hold the same at the time of execution hereof. And I/we, the said Transferee do hereby agree to take the said share(s) subject to the same conditions.

Witness our hands the 03 MAR 2020

Witness to the signature(s) of the Transferor -

For and on behalf of
HK SUIXIN CO., LIMITED
香港匯新有限公司
王琳
Authorized Signature(s)

Witness's name and address:

香港匯新有限公司

Witness to the signature(s) of the Transferee -

周萍

Witness's name and address:

周萍

Tra n sferee Address Occupation ® 00010 .oo® $ _ _L t'lj · MP DUTY PAID SOLD NOTE MERCHANT Name of company in which the sha r e(s) to be t ransferred - Number of share(s) Consideration r eceived Dated O 3 MAR 2010 HK XU DING CO., LIMITED Af!.Wf4 0EJ *9 , 500"' Ordinary HK D9 , 500.00 For ar,dor, beltalf of HK SUIXIN CO., LIMITED l!i' '* l!ll l'ff i} i!J .......... ff ........ :...:. i;;;;,;;;;tai 7;; ... T ra n sferor Address Occupation RM 1605 HO K IN G COMM CTR 2 - 16 FA YUEN ST MO N GKOK KL N, HONG KO NG Corporati o n Name of company in which the s h are(s) to be transferred - Numb e r of sha r e(s) Conside r ation paid Dated O 3 MAR 1010 HK XU DI NG CO., LIMITED Af!. Wirff 0 EJ "'9,500 * Ordina ry HK.D9 , 500 . 00 (Tr a nsferee )